Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE THIRD QUARTER 2011 RESULTS EXCEED EXPECTATIONS;
REVENUES UP 28%, EARNINGS PER SHARE UP 56%;
RAISES 2011 GUIDANCE AND PROVIDES INITIAL 2012 GUIDANCE

WELLINGTON, FL, October 26, 2011 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced third quarter 2011 financial results.

THIRD QUARTER 2011 HIGHLIGHTS VERSUS THIRD QUARTER PRIOR YEAR

•	Revenues of $636.0 million increased 28.5 percent.

•	Operating earnings increased 34.4 percent and operating margin of 17.6 percent expanded 80 basis points.

•	Earnings before income taxes increased 38.8 percent.

•	Net earnings were $65.4 million. Earnings per diluted share were $0.64, an increase of 56.1 percent.

•
Full-year 2011 guidance increased by $0.10 per share to approximately $2.20 per diluted share, reflecting an increase of approximately 55 percent as compared with 2010 earnings per diluted share, and approximately $0.30 per share or 16 percent higher than the 2011 guidance the Company provided in October of 2010.

•
The Company issues initial full-year 2012 guidance of approximately $2.65 per diluted share, representing a year-over-year increase of approximately 20 percent (24 percent on a comparable tax rate basis).

THIRD QUARTER CONSOLIDATED RESULTS

Third quarter 2011 revenues of $636.0 million increased $141.0 million, or 28.5 percent, as compared with the same period of the prior year.  Third quarter 2011 results reflect the acquisitions of TSI Group, Inc., Satair A/S’s aerospace fastener distribution business and LaSalle Lighting (recent acquisitions).  Revenue growth for the third quarter of 2011, excluding recent acquisitions, was approximately 17 percent.

Third quarter 2011 operating earnings of $112.1 million increased 34.4 percent on the aforementioned 28.5 percent increase in revenues.  Operating margin was 17.6 percent and expanded 80 basis points as compared with the prior year period.  Operating earnings growth and operating margin expansion were driven by the higher sales volume, improved revenue mix and ongoing operational efficiency initiatives.

Third quarter 2011 earnings before income taxes of $85.9 million increased 38.8 percent as compared with the prior year period.  Income taxes in the current year period were positively impacted by one-time tax benefits of approximately $5.7 million.

Third quarter 2011 net earnings and earnings per diluted share were $65.4 million and $0.64, respectively, increases of 59.5 percent and 56.1 percent, respectively, as compared with the third quarter of 2010.

Third quarter 2011 free cash flow was $69.0 million and represents a free cash flow conversion ratio of 105.5 percent of net earnings.  For the first nine months of 2011, free cash flow was $178.5 million and the free cash flow conversion ratio was 104.7 percent.

Commenting on the Company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Demand for our products is increasing consistent with the start of what is expected to be a very strong new aircraft delivery cycle.  Our solid nine month year-to-date results include revenues up 28 percent, operating earnings up 36 percent, earnings per share up 51 percent and a free cash flow conversion ratio of 105 percent.  Our nine-month operating margin of 17.3 percent, a 110 basis point improvement, was driven by substantial margin expansion in both our commercial aircraft and business jet segments which more than offset the margin drag from the recent acquisitions in the consumables segment which have not yet been integrated.  As a result of our solid year-to-date results we are increasing our full-year 2011 guidance to approximately $2.20 per diluted share.”

“Based on our record backlog, both booked and awarded but unbooked, of almost $7 billion, our expectation for continued growth in global passenger travel and attendant increases in capacity, and our expectation of significantly higher levels of wide-body aircraft deliveries, we have established our 2012 earnings guidance at $2.65 per diluted share, an increase of approximately 24 percent on a comparable tax rate basis,” concluded Mr. Khoury.

Free cash flow and free cash flow conversion ratio are non-GAAP financial measures.   For more information see “Reconciliation of Non-GAAP Financial Measures.”

THIRD QUARTER SEGMENT RESULTS
The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Three Months Ended September 30,
($ in millions)

Segment	2011	2010	% Change
Commercial aircraft	$333.1	$250.2	33.1%
Consumables management	238.7	193.1	23.6%
Business jet	64.2	51.7	24.2%
Total	$636.0	$495.0	28.5%

OPERATING EARNINGS
Three Months Ended September 30,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$56.6	$38.7	46.3%
Consumables management	47.6	40.5	17.5%
Business jet	7.9	4.2	88.1%
Total	$112.1	$83.4	34.4%

Third quarter 2011 commercial aircraft segment (CAS) revenues of $333.1 million increased 33.1 percent as compared with the prior year period.  CAS third quarter 2011 operating earnings of $56.6 million increased 46.3 percent.  Operating margin of 17.0 percent expanded 150 basis points as compared with the prior year period, due to an improved revenue mix and ongoing operational efficiency initiatives.

Third quarter 2011 consumables management segment (CMS) revenues of $238.7 million increased 23.6 percent.  CMS operating earnings of $47.6 million increased 17.5 percent and operating margin was 19.9 percent.  Current period operating margin reflects the recent acquisitions of Satair and LaSalle, which have lower operating margins than the legacy CMS business.  Organic operating margin, excluding recent acquisitions, for the third quarter of 2011 was approximately 21.2 percent, up 20 basis points as compared with the prior year period.  Organic revenue growth, excluding recent acquisitions, was approximately 9 percent, and excluding both recent acquisitions and sales to military and business jet customers was approximately 15 percent.

Third quarter 2011 business jet segment revenues of $64.2 million increased 24.2 percent as compared with the prior year period. Operating earnings of $7.9 million increased $3.7 million or 88.1 percent as compared with the prior year period.  Current period operating margin of 12.3 percent expanded by 420 basis points, reflecting both the increase in revenues and an improved mix of revenues.

NINE-MONTH CONSOLIDATED RESULTS

For the nine months ended September 30, 2011, revenues of $1.85 billion increased 27.9 percent as compared with the prior year period.  Revenue growth for the first nine months of 2011, excluding the recent acquisitions, was approximately 15.4 percent.

For the nine months ended September 30, 2011, operating earnings of $318.9 million increased 36.2 percent as compared with the prior year period.  Operating margin in the current period of 17.3 percent expanded 110 basis points as compared with the prior year period.

For the nine months ended September 30, 2011, net earnings were $170.5 million, or $1.67 per diluted share, as compared with $112.1 million, or $1.11 per diluted share, in the prior year period, reflecting a growth rate in earnings per diluted share of 50.5 percent.

NINE-MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Nine Months Ended September 30,
($ in millions)

Segment	2011	2010	% Change
Commercial aircraft	$951.9	$716.7	32.8%
Consumables management	709.4	572.3	24.0%
Business jet	183.8	153.4	19.8%
Total	$1,845.1	$1,442.4	27.9%

OPERATING EARNINGS
Nine Months Ended September 30,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$157.8	$109.1	44.6%
Consumables management	140.5	115.5	21.6%
Business jet	20.6	9.6	114.6%
Total	$318.9	$234.2	36.2%

For the nine months ended September 30, 2011, CAS revenues of $951.9 million increased 32.8 percent as compared with the prior year period.  CAS operating earnings of $157.8 million increased 44.6 percent.  Operating margin of 16.6 percent expanded 140 basis points as compared with the prior year period, primarily due to an improved revenue mix and ongoing operational efficiency initiatives.

For the nine months ended September 30, 2011, CMS revenues of $709.4 million increased 24.0 percent and operating earnings of $140.5 million increased 21.6 percent, as compared with the prior year period.  Operating margin of 19.8 percent decreased 40 basis points as compared with the same period of the prior year, due to the margin drag from recent acquisitions.  Organic operating margin, excluding recent acquisitions, was approximately 20.8 percent, up 60 basis points as compared with the prior year period. Organic revenue growth, excluding recent acquisitions, was approximately 8 percent, and excluding both recent acquisitions and sales to military and business jet customers, was approximately 15 percent.

For the nine months ended September 30, 2011, business jet segment revenues of $183.8 million increased 19.8 percent as compared with the prior year period. Operating earnings of $20.6 million increased $11.0 million or 114.6 percent as compared with the prior year period.  Current period operating margin of 11.2 percent expanded by 490 basis points, reflecting both the increase in revenues and an improved mix of revenues.

LIQUIDITY AND BALANCE SHEET METRICS

Third quarter 2011 free cash flow of $69.0 million represents a free cash flow conversion ratio of 105.5 percent.  For the first nine months of 2011, free cash flow was $178.5 million and the free cash flow conversion ratio was 104.7 percent.  As of September 30, 2011, cash was $264.9 million, net debt, which represents total debt of $1.245 billion less cash, was $980.6 million and the Company’s net debt-to-net capital ratio was 35.0 percent.  As of September 30, 2011, the Company had no borrowings outstanding on its $750 million revolving credit facility and has no debt maturities until July 2018.

BOOKINGS/BACKLOG

Bookings during the third quarter of 2011 were approximately $660 million reflecting a book-to-bill ratio of 1.05 to 1.  However, total backlog, both booked and awarded but unbooked, expanded to a record $6.95 billion, an increase of approximately 26 percent as compared with September 30, 2010.  Booked backlog at the end of the quarter was approximately $3.45 billion, an increase of approximately 21 percent as compared with the Company’s September 30, 2010 backlog and supplier furnished equipment (SFE) backlog increased to approximately $3.5 billion.

 “Demand for our products is increasing consistent with the start of what is expected to be a very strong new aircraft delivery cycle.  Approximately 60 percent of bookings this quarter were driven by new-buy aircraft. Orders for the nine month year-to-date period were up 38 percent as compared to the prior year period and, as mentioned earlier, our backlog, both booked and awarded but unbooked, reached another record and now stands at almost $7 billion,” commented Mr. Khoury.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “As a result of our solid year-to-date nine-month results we have increased full-year 2011 guidance by approximately $0.10 per share to approximately $2.20 per diluted share, an increase of approximately 55 percent as compared to 2010, and approximately $0.30 per share or 16 percent higher than the 2011 guidance we provided one year ago.”

Mr. Khoury continued, “Based on our record backlog, both booked and awarded but unbooked, of almost $7 billion, our expectation for continued growth in global passenger travel and attendant increases in capacity, and our expectation of significantly higher levels of wide-body aircraft deliveries, we expect strong full-year 2012 earnings of approximately $2.65 per diluted share, representing earnings per share growth of approximately 24 percent on a comparable tax rate basis.  Looking further ahead we are optimistic due to our record backlog, the expected robust wide-body delivery cycle and continued global growth in passenger travel.”

The Company’s 2012 financial guidance is as follows:

•
The Company expects continued total backlog growth in 2012 driven by the strong wide-body aircraft delivery cycle, additional SFE awards, and strong aftermarket demand for retrofit, refurbishment and spares.  In addition, we expect continued growth in consumables demand driven primarily by the expected continuing growth in global passenger traffic and capacity.

•	2012 revenues are expected to be approximately $2.8 billion or approximately 12 percent higher than 2011 expected revenues of approximately $2.5 billion.

•
The Company expects full-year 2012 earnings of approximately $2.65 per diluted share, representing an increase of approximately 24 percent as compared with expected 2011 earnings per diluted share on a comparable tax rate basis.

•	2012 free cash flow conversion ratio is expected to be approximately 100 percent of net earnings.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Revenues	$636.0	$495.0	$1,845.1	$1,442.4
Cost of sales	398.0	311.1	1,151.3	916.4
Selling, general and administrative	86.9	71.9	261.6	210.6
Research, development and engineering	39.0	28.6	113.3	81.2

Operating earnings	112.1	83.4	318.9	234.2

Operating earnings, as a
percentage of revenues	17.6%	16.8%	17.3%	16.2%

Interest expense	26.2	21.5	78.4	62.2
Debt prepayment costs	-	-	-	2.5

Earnings before income taxes	85.9	61.9	240.5	169.5

Income taxes	20.5	20.9	70.0	57.4

Net earnings	$65.4	$41.0	$170.5	$112.1

Net earnings per common share:

Basic	$0.65	$0.41	$1.69	$1.13
Diluted	$0.64	$0.41	$1.67	$1.11

Weighted average common shares:

Basic	101.0	99.7	100.9	99.5
Diluted	102.0	101.0	101.8	100.7

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$264.9	$78.7
Accounts receivable	359.8	285.4
Inventories	1,469.0	1,372.0
Deferred income taxes	41.7	36.0
Other current assets	38.6	37.4
Total current assets	2,174.0	1,809.5
Long-term assets	1,624.2	1,608.5
	$3,798.2	$3,418.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$602.7	$453.9
Total long-term liabilities	1,377.2	1,360.1
Total stockholders' equity	1,818.3	1,604.0
	$3,798.2	$3,418.0

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	NINE MONTHS ENDED
	September 30,	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$170.5	$112.1
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	45.9	37.6
Deferred income taxes	43.7	46.5
Non-cash compensation	19.4	20.7
Debt prepayment costs	-	2.5
Provision for doubtful accounts	1.1	1.6
Loss on disposal of property and equipment	0.5	6.0
Tax benefits realized from prior exercises of employee stock options	(23.5)	(17.2)
Changes in operating assets and liabilities:
Accounts receivable	(75.7)	(61.3)
Inventories	(101.2)	(42.5)
Other current assets and other assets	2.8	2.0
Accounts payable and accrued liabilities	140.5	63.3
Net cash flows provided by operating activities	224.0	171.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(45.5)	(29.3)
Acquisitions, net of cash acquired	(17.0)	-
Net cash flows used in investing activities	(62.5)	(29.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	1.8	0.2
Tax benefits realized from prior exercises of employee stock options	23.5	17.2
Borrowings on line of credit	30.0	-
Repayments on line of credit	(30.0)	-
Proceeds from long-term debt, net of original issue discount	-	645.6
Debt origination and prepayment costs	-	(13.7)
Principal payments on long-term debt	(0.5)	(75.2)
Net cash flows provided by financing activities	24.8	574.1
Effect of foreign exchange rate changes on cash and
cash equivalents	(0.1)	(2.1)

Net increase in cash and cash equivalents	186.2	714.0
Cash and cash equivalents, beginning of period	78.7	120.1
Cash and cash equivalents, end of period	$264.9	$834.1

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “free cash flow” and “free cash flow conversion ratio” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934, as amended (Exchange Act).

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile free cash flow to the most comparable GAAP financial measure:

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2011	2011
Net cash flow provided by
operating activities	$93.4	$224.0
Capital expenditures	(24.4)	(45.5)
Free cash flow	$69.0	$178.5